Engagement Letter

Mr. Zhengyi Wang:

The Office of the Chief Executive Offier’s Committee, due to business needs, has hereby decided to engage you as a Consultant of our company from January 1, 2010 to December 31, 2010 at a monthly salary of RMB 6,000.

Seal: Kunming Shenghuo Pharmaceutical (Group) Co, Ltd

Date: December 24, 2009